Exhibit 99.3

Seacoast Banking Corporation of Florida

Growth in Average Deposits

(in millions)

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04
NOW & Savings	$482	$501	$507	$520	$527
Time	$372	$375	$365	$359	$369
DDA	$187	$196	$206	$218	$229

Growth in Average Earning Assets

(in millions)

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04
Loans	$690	$672	$662	$689	$730
Investment Securities	$516	$558	$579	$579	$549
Fed Funds Sold	$6	$7	$7	$4	$28

Growth in Loan & Investment Yields

(in millions)

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04
Loan Yield	7.05	7.00	6.60	6.49	6.37
Investment Securities	3.17	2.71	2.58	3.22	3.32